  EXHIBIT 10.2

This is the English translation of the Chinese version. In case of discrepancies between Chinese and English versions, the Chinese version shall prevail.

Addendum to the Product Development Agreement

Taiwan Carbon Nano Technology Corporation (hereinafter referred to as Party A) and Ainos, Inc., its subsidiaries and branch offices (hereinafter referred to as Party B), on August 1, 2021, entered a Product Development Agreement (hereinafter referred to as the "Original Agreement"). The parties hereby entered this addendum (hereinafter referred to as the “Addendum”) to clarify the cooperation items and costs. The parties agree to the following:

Article 1: Products to be co-developed under Article 1 of the Original Agreement is detailed as follows:

a.	VOC (Volatile Organic Compound) diagnostics;

b.	AI Nose and POCT mass production manufacturing process development;

c.	Flora mass production manufacturing process development;

d.	Ainos, NISD, and Inabata AI digital nose co-development platform process development;

e.	Lateral flow immunoassay diagnostic products;

f.	Products such as pet food and human food;

Management of ISO9001, ISO13485 and other related operations related to the R&D, trial production and mass production the above products shall be included.

g.	VELDONA drug: pre-manufacturing processing of key materials and manufacturing process development

The above products to be co-developed can be added or modified according to the development situation or market demand.

Article 2: The co-development fee will be NT$5 million over a five-year period from 2024.

Article 3: For the products in Article 1 of the Addendum, Party A shall provide Party B with physical site for product development, equipment, mass production process technology ISO9001 and ISO13485 related management, and mass production. The procurement of parts and raw materials, rental fee, water and electricity fees, etc. are excluded.

Article 4: The fee for non-exclusive use of patents is US$95,000 per month (plus 5% sales tax) for six months from January 2024 in the first phase. The parties may negotiate payment term and subsequent licensing method.

Article 5: The patents being licensed under this Addendum is attached.

Article 6: If there is any inconsistency between the meaning of the Original Agreement and this Addendum, the provisions of this Addendum shall prevail, and for matters not covered by this Addendum, the provisions of the Original Agreement shall still be followed.

Article 7: This Addendum is entered in Chinese and shall take effect upon the signature of both parties. A total of two copies, one for each party.

The Parties:

Taiwan Carbon Nano Technology Corporation

Representative: TSAI, CHUN-HSIEN

Address: 5F., No. 50-1, Keyan Rd. Zhunan Township, Miaoli Country 35041, Taiwan (R.O.C.)

Tax ID:

Ainos, Inc.

Representative: TSAI, CHUN-HSIEN

Address: 8880 Rio San Diego Drive, Suite 800 San Diego, CA 92108

Date: January 9, 2024

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